Locafy

IPO ROADSHOW PRESENTATION
MARCH 2022

Filed Pursuant to Rule 433
Issuer Free Writing Prospectus dated March 9, 2022
Registration Statement No. 333-262442

GET FOUND LOCALLY FASTER



IMPORTANT NOTICE AND DISCLAIMER

Free Writing Prospectus

This presentation highlights basic information about Locafy Limited (the "Company" or "Locafy") and the proposed offering of its securities. Because it is a summary it does not contain all of the information that you should consider before investing. Locafy has filed a registration statement on Form F-1 (Registration No. 333-262442) (including a preliminary prospectus subject to completion (the "preliminary prospectus")) with the U.S. Securities and Exchange Commission (the "SEC") for the proposed offering to which this presentation relates. The registration statement has not yet become effective. Before you invest, you should read the preliminary prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this proposed offering. This free writing prospectus should be read together with the preliminary prospectus dated March 7, 2022 included in the registration statement, which can be accessed through the following link: *https://www.sec.gov/Archives/edgar/data/1875547/000149315222006158/formf-1a.htm*. You may get these documents for free by visiting EDGAR on the SEC Web site at *www.sec.gov*. Alternatively, the issuer, any underwriter or any dealer participating in the proposed offering will arrange to send you the preliminary prospectus if you request it by contacting H.C Wainwright & Co., LLC, Attn: Placements, 430 Park Avenue, 3rd Floor, New York, NY 10022, or calling +1 212 856 5711 or via e-mail at placements@hcwco.com.

Notice to Investors

This presentation does not constitute a prospectus, and should under no circumstances be understood as an offer to sell or solicitation of an offer to buy securities, nor will there be any sale of securities, in any state, province or jurisdiction in which such offer, solicitation or sale would be unlawful. This presentation also contains estimates and other information concerning our industry that are based on industry publications, surveys and forecasts. This information involves a number of assumptions and limitations, and we have not independently verified the accuracy or completeness of the information. An investment in the securities is subject to a number of risks that should be considered by a prospective purchaser. Prospective purchasers should carefully consider the risk factors described under "Risk Factors" in the registration statement and the preliminary prospectus before purchasing securities.

You should not treat the contents of this presentation, or any information provided in connection with it, as financial advice, financial product advice or advice relating to legal, taxation or investment matters. No representation or warranty (whether express or implied) is made by the Company or any of its officers, advisers, agents or employees as to the accuracy, completeness or reasonableness of the information, statements, opinions or matters (express or implied) arising out of, contained in or derived from this presentation or provided in connection with it, or any omission from this presentation, nor as to the attainability of any estimates, forecasts or projections set out in this presentation. This presentation is provided expressly on the basis that you will carry out your own independent inquiries into the matters contained in the presentation and make your own independent decisions about the affairs, financial position or prospects of the Company.

Statements contained herein are made as of the date of this presentation unless stated otherwise, and neither this presentation, nor any sale of securities, shall under any circumstances create an implication that the information contained herein is correct as of any time after such date or that information will be updated or revised to reflect information that subsequently becomes available or changes occurring after the date hereof. The Company reserves the right to update, amend or supplement the information at any time in its absolute discretion (without incurring any obligation to do so).

Australian Disclosure

Neither the Company, nor its related bodies corporate, officers, their advisers, agents and employees accept any responsibility or liability to you or to any other person or entity arising out of this presentation including pursuant to the general law (whether for negligence, under statute or otherwise), or under the Australian Securities and Investments Commission Act 2001, Corporations Act 2001, Competition and Consumer Act 2010 or any corresponding provision of any Australian state or territory legislation (or the law of any similar legislation in any other jurisdiction), or similar provision under any applicable law. Any such responsibility or liability is, to the maximum extent permitted by law, expressly disclaimed and excluded. Nothing in this material should be construed as either an offer to sell or a solicitation of an offer to buy or sell securities. It does not include all available information and should not be used in isolation as a basis to invest in the Company

Forward-Looking Statements

The information in this presentation includes "forward-looking statements". Forward-looking statements can often be identified by the use of terminology such as "subject to", "believe", "anticipate", "plan", "expect", "intend", "estimate", "project", "may", "will", "should", "would", "could", "can", the negatives thereof, variations thereon and similar expressions, or by discussions of strategy. In addition, any statements or information that refer to expectations, beliefs, plans, projections, objectives, performance or other characterizations of future events or circumstances, including any underlying assumptions, are forward-looking.

The forward-looking statements are based on current expectations, assumptions, and beliefs concerning future developments and their potential effects on us. There can be no assurance that future developments will be those that have been assumed or anticipated. These forward-looking statements are subject to a number of risks and uncertainties (some of which are beyond our control) that may cause actual results or performance to be materially different from those expressed or implied by these forward-looking statements. Should one or more of these risks or uncertainties materialize, or should any of our assumptions prove incorrect, actual results may vary in material respects from those projected in these forward-looking statements. We undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise, except as may be required under applicable securities laws. We may not actually achieve the plans, intentions or expectations disclosed in our forward-looking statements, and you should not place undue reliance on our forward-looking statements.

Locafy

COMPANY SNAPSHOT

PATENTED TECHNOLOGY	Automated, globally scalable local search technology Multiple commercial competitive advantages
DELIVERING PERFORMANCE	50% + Page 1 search results [1] 33% + Top 3 position in organic search [2]
PRIMED FOR GROWTH	Software as a Service recurring subscription revenue model Channel distribution established in multiple markets
MASSIVE GLOBAL MARKET	$1.3 Trillion spent annually on digital advertising and search [3] 213 million SMBs competing globally to get found online [4]

Locafy

EXPERIENCED BOARD AND MANAGEMENT

Collin Visaggio
Chairman & Non-Executive Director



39 years' experience in corporate leadership, strategy, financing and governance. Former CFO of InterOil Corporation which attained a listing on the NYSE and was subsequently sold to Exxon Mobil in July 2016. Collin previously held senior business positions within Woodside Petroleum and BP Australia. Collin is a Fellow of CPA and is a member of the AICD. Bachelor of Business Degree and MBA.

Gavin Burnett
CEO & Executive Director (Founder)



20 years' experience in digital media and technology as a business owner and a senior executive in a listed media company. Founded tech company BigRedSky and took it from concept to a national business; eventually acquired by Thomson Reuters. Examples of commercial recognition include Ernst & Young Entrepreneur of the Year Finalist (twice) and being CEO of a BRW Top 5 fastest growing company (twice). Bachelor of Commerce from Curtin University, WA.

Melvin Tan
Chief Financial Officer & Executive Director



19 years' experience in finance, including the past 15 years building global technology companies organically and through strategic acquisitions. Former Financial Controller for Gemcom Software International (now Geovia) for more than 7 years. Bachelor of Commerce and Bachelor of Laws from the University of Western Australia. Fellow of CPA and Fellow Governance Institute Australia.

David Penner
Chief Technology Officer



David has led Locafy's software engineering efforts since 2012. Previously he worked as the Vice President of Engineering at BluLabel, where he was responsible for operation of all daily deals e-commerce websites, with a peak audience of 50 million people and 11,000 transactions per site per day. Bachelor of Science in Aeronautics and Astronautics from the Massachusetts Institute of Technology.

Locafy

EVOLUTION OF SEARCH: WHY MOST BUSINESSES ARE INVISIBLE ONLINE

Businesses wanting to increase their visibility online have two choices:

1. ***Pay for digital advertising***; or
2. ***Pay for search engine optimization (SEO) services.***

Global revenues generated by Digital Advertising expected to top $571B and SEO services expected to top $773B by 2022.[5]

Many business owners may not have the time or expertise to implement SEO and for many the cost is out of reach.

Current SEO solutions take a long time to be effective, are inconsistent in performance and are incapable of rapidly adapting as search continues to evolve.

YESTERDAY



Newspaper / Classifieds



Print Directories



Online Directories

TODAY


Google

Online Search Engines



Multiple Smart Devices

TOMORROW



Voice Search

Consumers who search online have intent to buy local

81% of local searches for small business are unbranded [6]

More than 90% of websites get zero organic online traffic - a further 5% get less than 10 visits a month.[7]

46% of all Google searches are for local products and services [8]

Mobile searches will influence $1.4 Tr in location based sales by 2022 [9]

95% + of consumers do not go past Page 1 of Google search results [10]

Most business listings are not voice search ready [11]

Relevant keywords for the business x Locations in the immediate proximity = A “billboard” on every local street corner

Cracked Pipes
Plumbing
Blocked Drains
Burst Pipe
Plumber
Clogged toilet
Hot water repairs
Leaky Tap

Franklin
Dayton
Etna
Ohio
Columbus
Brice County
Bellview
Cortland



"Plumbers near me"
THE OHIO STATE UNIVERSITY
SOUTH LINDEN
& State Fair
Kroger
FIFTH BY NORTHWEST
Grandview Heights
ITALIAN VILLAGE
North Market Downtown
FRANKLINTON
GERMAN VILLAGE
BREWERY DISTRICT
Green Lawn Cemetery
MERION VILLAGE
Lou Berliner Sports Park
OLDE TOWNE EAST

Within 30 days, results were present... outranking Yellow Pages listings, despite using the same business details.

AUTOMATION CREATES COMPETITIVE ADVANTAGES IN SPEED, COST AND SCALE

Locafy's patented SEO SaaS platform automates the conversion of structured business profile data into search engine optimised landing pages for any product/service and location combination at scale.

Fully automates otherwise time consuming and expensive processes such as adding schema and Speakable, which accelerates speed to market.

The time to rank for relevant keywords in the target locations for a customer is weeks not months.

Locafy landing pages are typically 2x faster than 99% of websites.[12]

This fast page load time supports search engine paid advertising models, which we believe helps deliver prominence faster for these pages.

DATA SOURCE ▶ **LOCAFY PLATFORM** ▶ **AUTOMATED PRODUCTION** ▶ **GET FOUND LOCALLY FASTER**



Clients integrate with Locafy platform via API



Accepts any type or volume of data



Fast loading pages, optimised for any device in any design



Any product or service and location combination

ALTERNATIVE SOLUTIONS ARE MORE COSTLY AND TAKE LONGER TO IMPACT

	Locafy	Enterprise	Digital Agencies	Freelancers
SCALE	Unlimited scale	Technology driven companies that typically service tens of thousands of SMB clients	Typically has dozens to hundreds of SMB clients	Typically has a handful of SMB clients
SET UP TIME	Minutes - optimisation process fully automated	Weeks - optimisation is a manual process that takes hours to deliver, hours to maintain	Weeks/ Months - optimisation is a manual process that takes hours to deliver, hours to maintain	Weeks/ Months - optimisation is a manual process that takes hours to deliver, hours to maintain
SET UP COSTS [13]	$0	$0	$3k - $12k +	$2k +
MONTHLY COSTS [14]	From $375 / month*	Typical packages range from $500 - $2,000 per month	Typically packages range from $1,000 / month through to potentially tens of thousands per month	Typically packages range from $500 / month through to potentially thousands per month
TIME FOR EFFECT [15]	Usually within 30 days	Expectations usually set to be at least 6 months	Typically 6-12 months +	Typically 6-12 months +

* *Locafy's entry level product targets 5 keywords in 10 locations.*

Locafy provides cost effective, low touch, high performing products for our channel partners and direct SMB customers

Page 1 Performance *


Positions 1, 2 & 3
Still first page (4-10)
Pages 2 & 3 (11-30)
Further back
Not happening yet
22.9%
39.1%
7.5%
14.2%
16.3%

- 50% + Page 1 results for active landing pages [16]
- 33% + results in position 1, 2 or 3 [17]
- Delivering high margin solutions for channel partners
- Product led self serve platform to drive growth
- Rapid time to market and fast results

As of November 2021 across all customer campaigns in all markets.

Locafy

ANTICIPATED REVENUE GROWTH BASED ON SUBSCRIPTION FEE MODEL

REVENUE = CUSTOMERS x KEYWORDS x LOCATIONS x PAGE PRICE

Emergency plumber
Clogged toilet Plumber Leaky tap
Cracked pipes Blocked drains
Burst pipe 24 hour plumber
Hot water repair

Bulk-billed near me
Doctors Sore tummy
Healthcare GP Ohio Medical services
Best healthcare Medical Centre
Prescriptions Doctor's certificate

Dinner near me
Dine-in restaraunt Bar restaraunt
Food delivery Italian food
Takeaway Restaraunt
Pizza place Pizza restaraunt
Restaraunt delivery

Each Locafy landing page has a unique combination of keyword and location to target the promotion of our customer's products and services.

Locafy

ANTICIPATED REVENUE GROWTH MODEL

Growing partner network globally

Each partner has multiple customers

Customers aquire multiple landing pages

Each landing page promotes a specific service in unique location

Locafy's immediate commercial priority is to rapidly expand our channel partner network and through automation, expand their customer uptake.


MONTH 1
MONTH 2
MONTH 3
Example 1
Example 2
MASTER RESELLER
RESELLER
END USER

* Depicts actual partners and their growth over a 3 month period.

Locafy

95.9% YoY REVENUE GROWTH TO DECEMBER 2021



JUL - DEC 2020	JAN - JUN 2021	JUL - DEC 2021
A$916,380	A$1,275,045	A$1,795,821
(UNAUDITED)	(UNAUDITED)	(UNAUDITED)

Results achieved by Locafy products deployed in market is driving customer and revenue growth

- Patented technology with competitive advantages
- Experienced executive management team and board
- Established commercial foundation in multiple markets
- Revenue generating with recurring subscription model
- Globally scalable growth without corresponding cost increase

97% of people who use online search look for local business.[18]



Locafy

THANK YOU

REFERENCES

1	Locafy internal report using third party SerpRobot tracking software on 28 November 2021 across 21,960 active landing pages. *
2	Locafy internal report using third party SerpRobot tracking software on 28 November 2021 across 21,960 active landing pages.*
3	https://www.thebusinessresearchcompany.com/report/web-content-search-portals-seo-services-and-social-media-market **and** https://www.emarketer.com/content/worldwide-digital-ad-spending-year-end-update
4	https://www.statista.com/statistics/1261592/global-smes/
5	https://www.emarketer.com/content/worldwide-digital-ad-spending-year-end-update **and** https://www.thebusinessresearchcompany.com/report/web-content-search-portals-seo-services-and-social-media-market
6	https://smallbiztrends.com/2020/06/uberall-local-search-survey.html
7	https://99firms.com/blog/local-seo-statistics/#gref
8	https://www.safaridigital.com.au/blog/local-seo-statistics/
9	https://quoracreative.com/article/mobile-marketing-statistics
10	https://backlinko.com/google-user-behavior
11	https://searchengineland.com/just-4-of-u-s-businesses-voice-search-ready-finds-analysis-of-nearly-75000-companies-315143
12	https://web.dev/interactive/ **and** Internal analytics using core web vitals on Locafy websites - typically TTI around 1 second **
13	https://www.searchitlocal.com.au/seo-pricing-guide/
14	https://www.searchitlocal.com.au/seo-pricing-guide/
15	https://www.semrush.com/blog/how-long-does-seo-take/
16	Locafy internal report using third party SerpRobot tracking software on 28 November 2021 across 21,960 active landing pages *
17	Locafy internal report using third party SerpRobot tracking software on 28 November 2021 across 21,960 active landing pages *
18	https://99firms.com/blog/local-seo-statistics/#gref

COUNTA of Search Region								
Rank	www.google.ca	www.google.co.i	www.google.co.z	www.google.con	www.google.con	www.google.con	www.google.se	Grand Total
	72	418	38	2511	2446	20	3	5508
1	375	115		1878	3297	192	20	5877
2	61	56		299	675	26	4	1121
3	50	71		277	568	19	3	988
4	37	39	1	214	450	11	7	759
5	24	44		162	404	6		640
6	18	33		161	337	3	2	554
7	17	41		113	318		2	491
8	12	29		95	269	1	4	410
9	2	37		109	267	1	2	418
10	7	24		92	224	3	2	352
11	6	22	1	88	193	2	1	313
12	8	20		63	177	1	2	271
13	6	10	2	53	145	1		217
14	5	10	1	59	155	3		233
15	7	13		51	137		1	209
16	11	18		62	132	2		225
17	7	14		43	125	2	4	195
18	8	10		28	100		1	147
19	5	11		50	107		1	174
20	3	11	2	42	97			155
21	3	9		41	98			151
22	7	10	1	34	91			143
23	5	15	2	40	70			132
24	4	15	2	41	83	1	1	147

Total Keyword+Location Requests:	21960	(note the total excludes the failed records)
	Count	Percentage (%)
Page 1: Top 3	7,986.00	36.37
Page 1: 4 - 10	3,624.00	16.5
Pages 2 & 3 (11-30)	3,292.00	14.99
Further Back (31-99)	1,550.00	7.06
No Report Data as yet	5,508.00	25.08



Count and Percentage (%)
No Report Data as yet
25.1%
Page 1: Top 3
36.4%
Further Back (31-99)
7.1%
Pages 2 & 3 (11-30)
15.0%
Page 1: 4 - 10
16.5%

* Screen grab of internal report on Page ranking as of 28 November, 2021.



Mobile
Desktop
95
Performance
Values are estimated and may vary. The performance score is calculated directly from these metrics. See calculator.
0–49
50–89
90–100
METRICS
Expand view
First Contentful Paint
1.1 s
Time to Interactive
1.1 s
Speed Index
1.1 s
Total Blocking Time
0 ms
Largest Contentful Paint
1.2 s
Cumulative Layout Shift
0.001
Captured at Dec 12, 2021, 4:53 PM EST
Initial page load
Emulated Desktop with Lighthouse 9.0.0
Custom throttling
Single page load
View Treemap

** Example of a client site with typical Time To Interaction (TTI) speed. In this example the TTi is 1.1second.

Locafy



PATENTED TECHNOLOGY FRAMEWORK

LOCAFY'S FRAMEWORK IS OUR COMPETITIVE ADVANTAGE

1	SPEED	Fast page load times - circa 1 second TTI*
2	SCHEMA	Automatically applied on publishing
3	SEAMLESS	Content displays on any device
4	SECURITY	Automated AWS security
5	STRUCTURE	Optimised page structure
6	SPEAKABLE	Voice search optimised
7	SYNCHRONISED	Integrates with any structured data
8	SCALABLE	Cloud infrastructure utilized handles any scale


SPEED
SCHEMA
SEAMLESS
SECURITY
STRUCTURE
SPEAKABLE
SYNCHRONIZED
SCALABLE
8S
AUTOMATED
FEATURES

* TTI is Time To Interactive, a reference to page load time.

REVOLUTIONARY PAGE LOADING DELIVERS BLAZING SPEED

1 **SPEED**
2 SCHEMA
3 SEAMLESS
4 SECURITY
5 STRUCTURE
6 SPEAKABLE
7 SYNCHRONISED
8 SCALABLE

1. 2.2x faster than 99% of all websites [19]
2. Search engines reward speed as it supports their advertising model
3. All page content loads at the same time, instead of in a sequence.
4. Page speed is therefore equal to the slowest element, not the sum of the parts


HOW OTHERS DO IT
SPEED OF PAGE = SUM OF THE PARTS
1. Logo 10 ms
2. Menu 10 ms
3. Ad 25 ms
4. Image 25 ms
5. Text 20 ms
6. Footer 10 ms
Load time: 100 ms
HOW MOBOOM DOES IT
SPEED OF PAGE = SLOWEST PART
4x faster!
1. Logo 10 ms
2. Menu 10 ms
3. Ad 25 ms
4. Image 25 ms
5. Text 20 ms
6. Footer 10 ms
Load time: 25 ms

ALL PUBLISHED CONTENT EASILY READ BY SEARCH ENGINES

1 SPEED
2 SCHEMA
3 SEAMLESS
4 SECURITY
5 STRUCTURE
6 SPEAKABLE
7 SYNCHRONISED
8 SCALABLE

1. Search engines reward schema rich content which then enhances voice search optimisation.
2. Schema is a universal coding language that provides clear context to page content
3. Locafy automates the attribution of schema to all published content



Google Structured Data Testing Tool
NEW TEST
Detected
0 ERRORS
0 WARNINGS
2 ITEMS
WebPage
0 ERRORS
0 WARNINGS
1 ITEM
LocalBusiness
0 ERRORS
0 WARNINGS
1 ITEM

Locafy

PATENTED CONTENT PUBLISHING PROCESS ACROSS ALL DEVICES

1 SPEED
2 SCHEMA
3 **SEAMLESS**
4 SECURITY
5 STRUCTURE
6 SPEAKABLE
7 SYNCHRONISED
8 SCALABLE

1. Responsive design and adaptive delivery.
2. Locafy's patent is described as technology to display any type of content on any device.
3. Locafy utilises a combination of adaptive content delivery and responsive design.
4. Locafy separates content from the page structure which ensure client's web pages are future proof as new devices are released in the market.

US009286274B2

(12) **United States Patent**
Rice

(10) **Patent No.: US 9,286,274 B2**
(45) **Date of Patent: Mar. 15, 2016**

(54) **ADAPTIVE CONTENT MANAGEMENT**

(71) Applicant: **Moboom Ltd.**, Subiaco (AU)

(72) Inventor: **Jeffrey David Rice**, Belvedere Tiburon, CA (US)

(73) Assignee: **MOBOOM LTD.**, Subiaco (AU)

(*) Notice: Subject to any disclaimer, the term of this patent is extended or adjusted under 35 U.S.C. 154(b) by 0 days.

(21) Appl. No.: **14/606,567**

(22) Filed: **Jan. 27, 2015**

(65) **Prior Publication Data**

US 2015/0212989 A1 Jul. 30, 2015

Related U.S. Application Data

(60) Provisional application No. 61/932,646, filed on Jan. 28, 2014.

(51) **Int. Cl.**
G06F 3/0482 (2013.01)
G06F 3/0484 (2013.01)
G06F 17/24 (2006.01)
G06F 17/22 (2006.01)
G06F 17/30 (2006.01)
G06F 17/21 (2006.01)

(56) **References Cited**

U.S. PATENT DOCUMENTS

6,724,403 B1 * 4/2004 Santoro G09G 5/14 715/765
6,779,153 B1 8/2004 Kagle
7,546,543 B2 * 6/2009 Louch G06F 8/38 715/762
8,595,186 B1 * 11/2013 Mandyam G06F 8/38 707/632
2002/0032701 A1 3/2002 Gao et al.
2002/0049603 A1 4/2002 Mehra et al.
2002/0120598 A1 8/2002 Shadmon et al.

(Continued)

FOREIGN PATENT DOCUMENTS

KR 10-1130397 B1 3/2012
WO WO 02-21749 A2 3/2002

OTHER PUBLICATIONS

Photosnack.com, Jun. 25, 2011 (hereinafter: Photosnack), pp. 1-2 http://www.photosnack.com/photo-slideshow-maker/.*

(Continued)

Primary Examiner — Scott Baderman
Assistant Examiner — Mario M Velez-Lopez
(74) *Attorney, Agent, or Firm* — Knobbe, Martens, Olson & Bear LLP

(57) **ABSTRACT**

Methods and systems for enabling a user to define a webpage and webpage layout without knowing a programming language are disclosed. A library of modules is provided usable to configure a layout and look of a webpage. The user may add modules from the library to a webpage layout design area.

Locafy

SECURITY AUTOMATED AS PAGES PUBLISHED (AND ONGOING)

1 SPEED
2 SCHEMA
3 SEAMLESS
4 SECURITY
5 STRUCTURE
6 SPEAKABLE
7 SYNCHRONISED
8 SCALABLE

1. Locafy automatically attributes SSL to every page on publishing
2. 24/7 monitoring of platform
3. Image level back up and recovery.


aws

TRADITIONAL MANUAL SEO TASKS AUTOMATED AT SCALE

1 SPEED
2 SCHEMA
3 SEAMLESS
4 SECURITY
5 STRUCTURE
6 SPEAKABLE
7 SYNCHRONISED
8 SCALABLE

1. URL structure and headings optimised for local search/products and services
2. Images attributed with enhanced alt-text
3. Cross linking of pages automated including circular linking which enables search engines to easily crawl relevant content
4. All pages geo-coded for local search purposes



LOCAFY PAGES AUTOMATICALLY OPTIMISED FOR VOICE SEARCH

1 SPEED
2 SCHEMA
3 SEAMLESS
4 SECURITY
5 STRUCTURE
6 SPEAKABLE
7 SYNCHRONISED
8 SCALABLE

1. Mobile voice search is 3x likely to be local [20]
2. 74% of adults use voice search at least once a week [21]
3. Speakable code automatically deployed to all relevant published content
4. Schema coding applied in addition to assist in voice search



WE INTEGRATE WITH ANY THIRD PARTY STRUCTURED DATA SOURCE

1 SPEED
2 SCHEMA
3 SEAMLESS
4 SECURITY
5 STRUCTURE
6 SPEAKABLE
7 **SYNCHRONISED**
8 SCALABLE

1. Consistent information across the internet is essential for SEO [22]
2. Locafy can ingest any data type in any format, including: API, CSV, XML
3. Locafy landing pages can be published utilising content from any GMB



Locafy

WE CAN GENERATE MASSIVE VOLUMES OF PAGES FROM DATA

1 SPEED
2 SCHEMA
3 SEAMLESS
4 SECURITY
5 STRUCTURE
6 SPEAKABLE
7 SYNCHRONISED
8 SCALABLE

1. There are no limits to traffic as Locafy auto scales across the AWS network as required.
2. Locafy can ingest any quantum of structured data.
3. Locafy can automate the production of landing pages for any sized database of content. Every page is constructed to target a product or service in a target location.



REFERENCES

19	https://web.dev/interactive/ **and** Internal analytics using core web vitals on Locafy websites - typically TTI around 1 second
20	https://www.wordstream.com/blog/ws/2018/04/10/voice-search-statistics-2018
21	https://siteefy.com/voice-search-statistics/
22	https://moz.com/learn/seo/local-citations


Locafy